Exhibit 10.1

SECOND FORBEARANCE AGREEMENT

THIS SECOND FORBEARANCE AGREEMENT (this “Agreement”) is made and entered into as of April 20, 2009, by and among, BUTLER SERVICE GROUP, INC., a New Jersey corporation (“Borrower”), the other Credit Parties signatory hereto, the Lenders signatory hereto and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), as Lender and as administrative agent for the Lenders (in such capacity, the “Agent”) under the Credit Agreement (as hereinafter defined).

RECITALS

           WHEREAS, Borrower, the other Credit Parties, Lenders and Agent are party to that certain Third Amended and Restated Credit Agreement, dated as of August 29, 2007 (as amended to date, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Credit Agreement), pursuant to which the Lenders have made available to Borrower a revolving loan and other extensions of credit (including letters of credit) in the original maximum principal amount of $45,000,000; and

           WHEREAS, Borrower, the other Credit Parties, Lenders and Agent entered into a Forbearance Agreement, dated as of March 20, 2009 (the “Prior Forbearance Agreement”), pursuant to which Lenders and Agent, inter alia, agreed to forbear from exercising their rights and remedies with respect to certain ongoing Defaults and Events of Default; and

           WHEREAS, on the date hereof, the aggregate outstanding principal balance of the Revolving Loan is $14,612,212.39; and

           WHEREAS, Events of Default have occurred and are continuing under Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.1(f) and 8.1(l) of the Credit Agreement arising out of (a) Borrower’s failure to comply with the minimum Borrowing Availability covenant set forth in clause (d) of Annex G of the Credit Agreement for each of the August 1, 2008, August 15, 2008 and September 12, 2008, February 6, 2009, March 6, 2009, March 13, 2009, March 20, 2009, March 27, 2009, April 3, 2009 and April 17, 2009 testing dates as required to be maintained pursuant to Section 6.10 of the Credit Agreement, (b) Borrower’s delivery of a Borrowing Base Certificate to Agent on July 22, 2008 which contained certain information which was untrue or incorrect, (c) Borrower’s failure to promptly pay and discharge all Charges payable by it as required by Section 5.2(a) of the Credit Agreement, (d) Borrower’s failure to deliver to Agent the financial and other information (other than Borrower’s 10-Q for the Fiscal Quarter ended September 30, 2007) required by Section 4.1(a) and clause (r) of Annex E of the Credit Agreement to be delivered on or prior to September 15, 2008, (e) Borrower’s failure to deliver to Agent the financial and other information required by Section 4.1(a) and clause (a) of Annex E of the Credit Agreement for the Fiscal Month ended on September 28, 2008 to be delivered on or prior to October 28, 2008, (f) Borrower’s failure to deliver to Agent the financial and other information required by Section 4.1(a) and clause (b) of Annex E of the Credit Agreement for the Fiscal Month ended on September 28, 2008 to be delivered on or prior to November 12, 2008, (g) Borrower’s failure to comply with Section 6.1 of the Credit Agreement, (h) Borrower’s failure to comply with Section 6.20 of the Second Lien Credit Agreement, (i) Borrower’s failure to comply with Section 4(f) of that certain Seventh Amendment to Second Lien Credit Agreement dated as of December 31, 2008, (j) Borrower’s failure to comply with those certain Side Letters, dated as of December 23, 2008 and January 15, 2009, respectively, by and among Agent and the Credit Parties, by failing to enter into definitive purchase or financing agreement for an asset sale or refinancing by not later than March 1, 2009, and (k) a Change of Control having occurred under Section 8.1(l) of the Credit Agreement (collectively, the “Existing Events of Default”); and

           WHEREAS, as a result of the occurrence and continuance of the Existing Events of Default, Agent has the right to demand immediate payment of all of the Obligations, to make demand upon Guarantors for the payment of all of the Obligations and to exercise any and all rights and remedies available to Agent and the Lenders at law, in equity or by agreement (including, without limitation, pursuant to the Security Agreements and the other Loan Documents) (collectively, “Rights and Remedies”); and

           WHEREAS, Borrower recognizes the occurrence and continuance of the Existing Events of Default; and

           WHEREAS, the Prior Forbearance Agreement has expired under its own terms as of the date hereof; and

           WHEREAS, Borrower and Guarantors have each requested that Agent on behalf of Lenders continue to forbear from the exercise of Agent’s and Lenders’ Rights and Remedies available under the Credit Agreement as a result of the occurrence of the Existing Events of Default; and

WHEREAS, Agent and Requisite Lenders are willing to grant such forbearance upon the terms and subject to the conditions and limitations set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements and undertakings contained herein, for $10.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Acknowledgments by the Credit Parties.  Borrower and each of the Credit Parties acknowledges and agrees as follows:

(a)           Acknowledgment of Default.  That on and as of the Effective Date (as defined below): (i) Events of Default exist and continue to exist, including, without limitation, the Existing Events of Default; (ii) timely, adequate and proper notice (notwithstanding that such notice is not required under Section 8.2 of the Credit Agreement) of the occurrence of the Existing Events of Default has been received by Borrower and Guarantors from Agent (and Borrower waives any requirement that any such notice be in writing); (iii) all grace periods, if any, applicable to the cure of such Existing Events of Default after receipt of such notice have expired; (iv) each of said Events of Default was and is continuing without timely cure by the Borrower or Guarantors; and (v) Agent and Lenders have not waived in any respect any or all of such Events of Default or their respective Rights and Remedies with respect thereto.

(b)           Acknowledgment of Right of Acceleration.  That (i) on and as of the Effective Date, the Revolving Loan and all accrued and unpaid interest thereon, together with other outstanding charges permissible under the Credit Agreement, are due and payable in full, and Agent has the right to accelerate and declare all Obligations to be immediately due and payable and to make demand upon Borrower and Guarantors for the payment in full of all Obligations; (ii) such acceleration and demand for payment is in all respects adequate and proper; (iii) that Agent on its own behalf, or on behalf of the Lenders, has the right to exercise all other rights and remedies permitted under the Loan Documents; and (iv) Borrower waives any and all further notice, presentment, notice of dishonor or demand with respect to the Obligations.

(c)           Acknowledgment of Obligations.  That on and as of the Effective Date, (i) Borrower is indebted to Lenders in the amount set forth in the recitals to this Agreement, plus costs and fees payable pursuant to and in accordance with the Credit Agreement; (ii) all such amounts are due and payable in full, without offset, deduction or counterclaim of any kind or character whatsoever, but are subject to increase, decrease or other adjustment as a result of any and all interest, fees and other charges including, without limitation, attorneys’ fees and costs of collection, which are payable to Agent and Lenders under the Credit Agreement and the other Loan Documents; and (iii) Agent’s liens and security interests in the Collateral are fully enforceable, non-avoidable and of first priority status (provided, that with respect to the Montvale Property Agent’s liens and security interests are of second priority status subject only to the lien of the Second Lien Agent).

(d)           Acknowledgment that Liabilities Continue in Full Force and Effect.  That the Credit Agreement, the other Loan Documents, and all other respective liabilities and obligations of Borrower to Agent and Lenders shall, except as expressly modified herein, remain in full force and effect, and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Agreement or by the agreements and undertakings of the parties contained herein.

2.           Agreement to Forbear.

(a)           For the period (the “Forbearance Period”) beginning as of the date first above written and ending on the earlier to occur of (a) 5:00 p.m., New York time, on April 27, 2009, and (b) termination of this forbearance as provided herein, Agent and Lenders, without waiving, curing or ceasing the continuance of the Existing Events of Default, hereby agree to forbear from the exercise of any of their Rights and Remedies available under the Credit Agreement and the Loan Documents on account of the Existing Events of Default.  Neither Agent nor Lenders shall have any obligation to make any Loans, issue, extend or renew, and Borrower shall not request the issuance, extension or renewal of, any Letters of Credit or otherwise extend credit to Borrower under the Credit Agreement during the Forbearance Period.  Lenders have considered and will continue to consider during the Forbearance Period, in their sole discretion, whether to honor borrowing requests or requests for issuances of Letters of Credit which shall, in any case, be made pursuant to and in compliance with the Budget (as hereinafter defined).  Any past or future Loans to, or issuances of Letters of Credit for the account of, Borrower should not be considered an agreement, express or implied, on the part of Lenders to make any additional Loans or to issue any additional Letters of Credit or an agreement to waive any terms of the Credit Agreement in the future, including, without limitation, the satisfaction of conditions precedent to funding.  Agent’s and Lenders’ forbearance provided for herein shall be effective only with respect to the Existing Events of Default and shall terminate and cease to be of force and effect, and Agent and Lenders may exercise all of their respective rights and remedies as may be available under the Credit Agreement and under applicable law, in Agent’s discretion by a written notice to Borrower upon or after the occurrence of any other Default or Event of Default under the Credit Agreement or any Loan Document (other than the Existing Events of Default) or a Default or Event of Default under the terms of this Agreement (individually a “Forbearance Default” and, collectively, the “Forbearance Defaults”).

(b)           During the Forbearance Period, and provided Agent has not elected to terminate the Forbearance Period following the occurrence of a Forbearance Default in its discretion in accordance with the last sentence of Section 2(a) of this Agreement and that the terms and conditions of this Agreement are otherwise satisfied, Agent and Lenders agree that Agent shall not accelerate, nor shall Lenders direct Agent to accelerate, the Obligations owed to Lenders under the Credit Agreement or otherwise exercise any of their rights and remedies, in each case, as a result of the Existing Events of Default outlined herein.

(c)           Each of the parties hereto agree that any making of Loans or issuances of additional Letters of Credit in the Lenders’ discretion as described in Section 2(a) of this Agreement, whether now or at any time in the future, shall constitute Obligations under the Credit Agreement and Overadvances made under Section 1.1(a)(iii) of the Credit Agreement to protect and preserve the Collateral and the interests of the Lenders.

3.           Covenants.

(a)           From and after the date of this Agreement, the Borrower agrees to expend funds solely in accordance with a budget attached to this Agreement as Exhibit A (the “Budget”).  Under no circumstances will the Borrower exceed the total budgeted amount or the amounts of any expenditures contained in the Budget, except as authorized in writing by Agent.  The Borrower may amend the Budget, provided that the Budget, as so amended, has been previously approved by Agent in writing.

(b)           Borrower and each other Credit Party agrees to provide to Agent such resolutions and such other documents, instruments and agreements as Agent may reasonably request.

(c)           Each Credit Party covenants and agrees that it will continue to pay all Charges in accordance with Section 5.2 of the Credit Agreement from and after the Effective Date, and that such Credit Party will not permit the aggregate amount of liabilities of the Borrower and the other Credit Parties for unpaid payroll taxes arising out of payroll paid prior to the date set forth as the “last payroll payment date” in any Borrower certification to Agent or any Lender as to the amount of outstanding payroll taxes to exceed $656,888.75.

(d)           The Borrower shall deliver to Agent, on a weekly basis no later than 9:00 a.m. (New York time) on each Tuesday, a variance report setting forth the actual receipts and disbursements to the Budget for such week and a comparison to the actual receipts and disbursements to the Budget for the prior week.

(e)           The Borrower acknowledges and agrees that on or prior to the Effective Date Overadvances have occurred and that non-refundable fees have accrued and are outstanding in the aggregate amount of $1,900,000 in accordance with Section 1.9(e) of the Credit Agreement (such fees, collectively, the “Overadvance Fee”).  Notwithstanding the requirements of Section 1.9(e) of the Credit Agreement, Agent agrees that such Overadvance Fee shall be payable, and Borrower covenants and agrees that it will pay the Overadvance Fee, on the Commitment Termination Date.

4.           Representations and Warranties.  The Borrower and each other Credit Party represents and warrants to Agent and Lenders that: (i) it has had the opportunity to consult with counsel, and has been fully advised by legal counsel of its rights and responsibilities under this Agreement and of the legal effect hereof; (ii) it has read and fully understands the contents of this Agreement, and each has freely and voluntarily executed this Agreement; (iii) it is sophisticated and knowledgeable in financial matters, both generally and with respect to transactions of the type described in the Loan Documents and the modification to these transactions to be effected by this Agreement and the documents, instruments and transactions contemplated thereby; (iv) it has received and has independently reviewed and evaluated a copy of this Agreement and all other documents and instruments executed or delivered in connection therewith, and fully understand the transactions contemplated thereby; (v) it has made such independent review and evaluation, as well as all other decisions pertaining to the execution and delivery of this Agreement, without any reliance upon any oral or written representation, warranty, advice or analysis of any kind whatsoever from the Released Parties (as defined below), however obtained; (vi) it has determined, following such independent review and evaluation, that the benefits of the transactions contemplated by this Agreement are direct and substantial; (vii) the individual signing this Agreement on behalf of the Borrower and each other Credit Party is duly authorized and fully empowered to do so; (viii) the consideration flowing to Borrower and each other Credit Party under this Agreement is in all respects substantial and sufficient; (ix) this Agreement has been duly and validly executed and delivered by the Borrower and each other Credit Party and is the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, (x) Agent and Lenders are authorized to discuss financial and other matters related to the Borrower and each other Credit Party, (xi) the Borrower and each other Credit Party hereby restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the Closing Date and with specific reference to this Agreement and all other Loan Documents executed and/or delivered in connection herewith, but excluding therefrom the effect of the Existing Events of Default, and (xii) as of April 20, 2009, the aggregate amount of liabilities of the Borrower and the other Credit Parties for unpaid payroll taxes equals $656,888.75, consisting of (i) $619,227.51 in liabilities for unpaid payroll taxes arising out of payroll paid prior to April 20, 2009, and (ii) $37,661.24 in liabilities for unpaid payroll taxes arising out of payroll paid on April 17, 2009.

5.           No Novation.  Nothing in this Agreement shall be construed to constitute a novation of the Notes or any other Obligations arising under the Loan Documents, related to any of the Notes, or to release, satisfy, discharge or otherwise affect or impair in any manner whatsoever: (i) the validity or enforceability of the Notes or any other Obligations arising under the Credit Agreement or any other Loan Document; (ii) the charges, liens, pledges, security interests, assignments and conveyances effected by any agreement securing the Obligations arising under the Credit Agreement or any other Loan Document, or the priority thereof; (iii) the liability of Guarantors and Borrower under the Credit Agreement and all other Loan Documents or any other person that may now or hereafter be liable under the Credit Agreement and the other Loan Documents or any agreement securing the same; and (iv) any other security or instrument now or hereafter held by Agent as security for or as evidence of any of the above described indebtedness.  Without limiting the foregoing, the parties agree that Agent and Lenders hereby reserve any and all legal rights and remedies available to them at law, in equity, under the Credit Agreement and the Loan Documents.

6.           Strict Compliance.  As a result of Agent and Lenders’ current and prior accommodations to Borrower, to ensure that there is no misunderstanding and to provide Borrower with reasonable notice that Agent and Lenders intend to rely on the exact terms of the Credit Agreement, as amended, Borrower is hereby notified that Agent and Lenders will insist on strict compliance with the Credit Agreement, except as otherwise provided herein.

7.           Outstanding Obligations; Release.

(a)           Each of Borrower and the other Credit Parties hereby acknowledges and agrees that as of April 20, 2009, the aggregate outstanding principal amount of the Revolving Loan is $14,612,212.39 (of which $1,969,515.95 constitutes the aggregate outstanding Letters of Credit Obligations), and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind.  Borrower, on behalf of itself and the other Credit Parties hereby releases, acquits, forever discharges and covenants not to sue GECC, Agent or any of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of GECC, Agent and each Lender (collectively, the “Released Parties”), from or for any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any Borrower or any other Credit Party may have or claim to have now arising out of or connected with any act of commission or omission of GECC, Agent or any of the Lenders existing or occurring prior to the Effective Date or any instrument executed prior to the Effective Date including, without limitation, any claims, liabilities or obligations arising with respect to the Obligations evidenced by the Credit Agreement, the Loans or any of the Loan Documents.  The provisions of this Agreement shall be binding upon the Borrower and each other Credit Party shall inure to the benefit of GECC, Agent and each of the Lenders, and shall likewise be binding upon the Borrower’s and each other Credit Party’s respective heirs, executors, administrators, successors and assigns.

(b)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of GECC, Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Party”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under the Credit Agreement, this Agreement or any other Loan Document and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including but not limited to, the enforcement of Agent and Lenders’ rights and remedies under this Agreement, and any other instruments or documents delivered in connection with this Agreement and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to this Agreement or any of the Loan Documents; provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Party to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that  Indemnified Party’s gross negligence or willful misconduct.  To the extent that the undertaking to indemnify set forth in this paragraph may be unenforceable because it violates any law or public policy, Borrower, on behalf of itself and the other Credit Parties shall satisfy such undertaking to the maximum extent permitted by law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party upon demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid, be added to the Obligations of the Borrower and be secured by the Collateral, within the meaning of the Agreement.  The provisions of this section shall survive the satisfaction and payment of the other Obligations, the termination of any additional funding by Lenders and the termination of this Agreement.

8.           Receipt and Application of Payments.  Borrower acknowledges and agrees that Agent shall be entitled during the term of this Agreement to accept such payments and proceeds as are remitted pursuant to any provision of the Loan Documents or this Agreement, that Agent shall be entitled to apply any and all such proceeds and payments against the liabilities and obligations owed by Borrower and Guarantors to Agent and Lenders in such order of application as Agent in its sole and absolute discretion shall determine proper, and that the acceptance by Agent of any such proceeds and payments as are remitted pursuant to the Loan Documents or this Agreement or otherwise shall in no way affect or impair the status of the Obligations owed to Agent and Lenders by the Borrower or Guarantors or be deemed to be a waiver of any Event of Default or any acquiescence therein.

9.           Events of Default.

The following shall constitute Events of Default under this Agreement:

(a)           The Borrower expends any funds in any manner inconsistent with the Budget.

(b)           The Borrower or any other Credit Party violates any covenant, representation or warranty under this Agreement.

(c)           The Borrower or any other Credit Party violates any covenant, representation or warranty under the Credit Agreement or any other Loan Document.

(d)           The commencement by Second Lien Collateral Agent of a Standstill Period (as such terms are defined in the Intercreditor Agreement).

(e)           The commencement by the Second Lien Agent or any Second Lien Claimholder (as such term is defined in the Intercreditor Agreement) of any case, action, claim, lawsuit, demand, investigation or other  proceeding against any of the Credit Parties (including without limitation the commencement of an Insolvency or Liquidation Proceeding (as such terms are defined in the Intercreditor Agreement) against any of the Credit Parties), or the taking of any action by the Second Lien Agent or any Second Lien Claimholder in a manner inconsistent with, or in violation of, the Intercreditor Agreement.

(f)           Any Event of Default under the Credit Agreement other than an Existing Event of Default shall occur.

In the event any such Event of Default under this Agreement exists, in Agent’s sole discretion and upon written notice to the Borrower by Agent, Borrower’s right to any funding under the Credit Agreement shall terminate immediately.  The provisions of Section 7 of this Agreement shall survive an Event of Default under this Agreement.

10.           Effectiveness.  This Agreement shall become effective as of April 20, 2009 (the “Effective Date”) only upon Agent’s receipt of four (4) fully-executed copies of this Agreement, duly executed and delivered by Agent, Requisite Lenders, Borrower and each other Credit Party.

11.           Miscellaneous.

(a)           Retention of Consultant.  The Borrower has previously retained and, unless otherwise agreed to by Agent in its sole discretion, covenants and agrees to continue to retain the services of RAS Management, Inc. (the “Consultant”) to (i) market the Borrower’s assets, including all real and personal property, for sale in a manner acceptable to Agent in its reasonable discretion, (ii) effectuate the sale of the Borrower’s property in a manner reasonably acceptable to Agent in its sole discretion, and (iii) provide Agent with information including, without limitation, information concerning offers, proceeds of sales, and other items concerning the Borrower’s assets as Agent shall request from time to time.  Each of the Credit Parties irrevocably authorize, and shall cause, the Consultant to (x) disclose to Agent and Lenders the nature or content of any oral or written communication prepared by the Consultant or any information gained from the inspection of any record or document of such Credit Party by the Consultant and (y) communicate with Agent and Lenders concerning, and disclose fully and promptly to Agent and the Lenders and their respective representatives, all developments in connection with the efforts of the Credit Parties and the Consultant described herein.

(b)           Entire Agreement; Amendments.  This Agreement reflects the entire understanding of the parties with respect to the subject matter herein contained and supersedes any prior agreements, whether written or oral, in regard thereto.  This Agreement may not be amended or modified and the Forbearance Period extended unless agreed to in writing executed by all parties signatory to this Agreement or as may otherwise be provided for under the terms of the Credit Agreement and the other Loan Documents.  This Agreement shall constitute a Loan Document for all purposes under the Credit Agreement.

(c)           Full Force and Effect.  Except as expressly modified herein, all terms of the Loan Documents, including the Credit Agreement and Guaranties, shall be and shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower and Guarantors, as applicable, to Agent and Lenders.

(d)           No Waiver.  This Agreement is not intended to operate as, and shall not be construed as, a waiver of any Event of Default, including the Existing Events of Default, whether known or unknown to Agent or Lenders, as to which all rights of Agent and Lenders, including all rights of foreclosure, shall remain reserved.

(e)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(f)           WAIVER OF RIGHT TO JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT.

(g)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same agreement among the parties.

(h)           Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)           Captions.  The captions to the Sections and paragraphs of the Agreement are for the convenience of the parties only, and are not a part of this Agreement.

(j)           Time of the Essence.  Time is of the essence under this Agreement.

(k)           No Third-Party Beneficiaries.  The parties agree that no such third-party beneficiaries are intended under this Agreement, and, except as expressly set forth herein, nothing in this Agreement shall create any rights for or in any person or entity who is not a party to this Agreement.

(l)           Notice.  Any notices required to be provided to Agent shall be served upon:

           If to Agent or GECC, at
           General Electric Capital Corporation
           201 Merritt 7
           P.O. Box 5201
           Norwalk, CT  06856-5201
           Attention: James Kaufman
           Telephone No.:  (203) 229-1832
           Telecopier No.:  (203) 567-8200

with copies to:

           Paul, Hastings, Janofsky & Walker LLP
           75 E. 55th St.
           New York, NY 10022
           Attention:  Richard Denhup
           Telephone No.:  (212) 230-5161
           Telecopier No.:  (212) 318-6366

           General Electric Capital Corporation
           201 Merritt
           P.O. Box 5201
           Norwalk, CT  06856-5201
           Attention:  Corporate Counsel-Commercial Finance
           Telephone No.:  (203) 956-4381
           Telecopier No.:  (203) 956-4259

Any notices required to be provided to the Borrower shall be served upon:

           Butler Service Group, Inc.
           110 Summit Avenue
           Montvale, NJ  07645
           Attention: Ron Uyematsu
           Telephone No.:  310-591-8731
           Telecopier No.:  201-573-9723

with a copy to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
NY, NY 10174-1299
Attention:  Jeffrey M. Davis
Telephone No.: (212) 554-7837
Telecopier No.: (917) 206-4337

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the date first above written.

[Signature Pages Follow]

BUTLER SERVICE GROUP, INC., as Borrower

By: /s/ Gerald P. Simone
Name: Gerald P. Simone
Title: SVP Finance & Accounting

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By: /s/ James A. Kaufman

Name: James A. Kaufman
Title:   Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrower.

BUTLER INTERNATIONAL, INC.
BUTLER SERVICES INTERNATIONAL, INC.
BUTLER TELECOM, INC.
BUTLER PUBLISHING, INC.
BUTLER OF NEW JERSEY REALTY CORP.
BUTLER SERVICES, INC.
BUTLER UTILITY SERVICE, INC.
BUTLER RESOURCES, LLC

By: /s/ Gerald P. Simone
Name: Gerald P. Simone
Title: SVP Finance & Accounting

Exhibit A

Budget